Exhibit 5.1
[Gray Plant Mooty Letterhead]
June 22, 2007
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, Minnesota 55305
     Re:       Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Lakes Entertainment, Inc., a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 for the registration of 500,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), issuable under the Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan (the “Plan”). In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary and appropriate for the purposes of this opinion. From such examination we are of the opinion that when the shares of Common Stock, up to a maximum of 500,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.
     We hereby consent to the use of this opinion as an exhibit to such Registration Statement and to the reference to our name therein.

Very truly yours, /S/ Gray, Plant, Mooty, Mooty & Bennett, P.A.

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